SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12


                              TAUBMAN CENTERS, INC.
  ----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



  ----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

THIS REVOCATION SOLICITATION STATEMENT WILL BE REVISED TO REFLECT ACTUAL FACTS AT THE TIME OF THE FILING OF DEFINITIVE MATERIALS. NO WHITE REVOCATION CARD WILL ACCOMPANY THESE MATERIALS UNTIL DEFINITIVE MATERIALS ARE DISTRIBUTED.

                                                               December __, 2002

Dear Fellow Shareholder:

     As you may know, Simon Property Group is attempting to call a special meeting of Taubman Centers shareholders, claiming that it will advance its hostile takeover bid for your company. Your Board of Directors recommends that you do not give Simon your support in its efforts to call this meeting.

     Specifically, Simon is asking you to designate its representatives as your agents to call a special shareholders meeting, at which you would be asked to consider two proposals.
          o Simon's first proposal, relating to the ownership limit in the Company's charter, requires a two-thirds vote, which Simon cannot get. Holders of more than a third of the voting power have already expressed their agreement with the board's position that Taubman Centers is not for sale, and will vote against the Simon proposal if the meeting is held.
          o Simon's second proposal relating to the Michigan Business Combination Act relates to a provision of the corporate law that does not even apply to the Company and in any case is not binding on the Company or the Board.
This solicitation is disruptive and a waste of time and money (Taubman's, Simon's and - much more importantly - yours). Simon's attempt to call a meeting, together with Simon's misleading press campaign about the Company, are all part of Simon's strategy to put pressure on the Board and to muster support for a hostile takeover offer which cannot be completed.

     After carefully considering Simon's offer, your Board of Directors unanimously determined that it is inadequate, opportunistic and not in your best interests. In reaching this conclusion, the Board of Directors considered many factors including its beliefs that this is the wrong time to sell the company, that the company's current stock price does not reflect the value of its unique assets or its growth potential, that Simon's approach to managing and developing malls is inconsistent with the company's strategy and not likely to yield the maximum value for the company's assets, and that the opportunistic and hostile nature of Simon's offer when coupled with its inability to be completed, makes it disruptive and a waste of corporate assets for both companies. For more information on the Board's reasons, please see the section entitled "Recommendation by the Company's Board of Directors" in the enclosed Revocation Solicitation Statement and the Company's statement on Form 14D-9.

     Simon is asking you to sign its green agent designation card. The Board of Directors is asking that you sign the WHITE revocation card, especially if you have already returned a green Simon card The enclosed Revocation Solicitation Statement explains why you should, and how you can, revoke any Simon card that you previously signed. We urge you not to support this wasteful and disruptive call of a special meeting, either by ignoring Simon's green cards altogether or by promptly returning your WHITE revocation card. Your decision is important, regardless of the number of shares you own, so please act today.

     On behalf of the Board of Directors, I thank you for your continued support.

                                                Sincerely,


                                                Chairman of the Board, President
                                                and Chief Executive Officer






IF YOU HAVE ANY QUESTIONS OR NEED ANY ASSISTANCE IN REVOKING AN AGENT DESIGNATION YOU MAY HAVE GIVEN TO SIMON OR WITHDRAWING YOUR SHARES FROM THE SIMON OFFER PLEASE CONTACT OUR INFORMATION AGENT:

                           INNISFREE M&A INCORPORATED
                                       AT
                               501 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                       OR
                         CALL TOLL-FREE: (877) 750-9496

                  PRELIMINARY REVOCATION SOLICITATION STATEMENT


                             DATED DECEMBER __, 2002

                              SUBJECT TO COMPLETION


                        REVOCATION SOLICITATION STATEMENT
                                       BY
                              TAUBMAN CENTERS, INC.
                              IN OPPOSITION TO THE
                       SOLICITATION OF AGENT DESIGNATIONS
                        BY SIMON PROPERTY GROUP, INC. AND
                        SIMON PROPERTY ACQUISITIONS, INC
                          TO CALL A SPECIAL MEETING OF
                              TAUBMAN CENTERS, INC.
                                  SHAREHOLDERS

     This Revocation of Solicitation Statement (this "Revocation Solicitation Statement") and the accompanying WHITE revocation card are being furnished by the Board of Directors (the "Board") of Taubman Centers, Inc., a Michigan corporation (the "Company"), to the holders of the outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock"), and the outstanding shares of the Company's Series B Non-Participating Convertible Preferred Stock (the "Series B Preferred Stock"), in connection with the solicitation by the Board of revocations of Agent Designations ("Revocations") in opposition to the solicitation by Simon Property Group, Inc., a Delaware corporation ("Simon") and Simon Property Acquisitions, Inc., a wholly owned Subsidiary of Simon ("Offeror") of Appointments of Designated Agents ("Agent Designations") to call a special meeting of the stockholders of the Company (the "Special Meeting") to act on certain proposals, as further described herein (the "Simon Solicitation"). The Simon Solicitation is part of Simon's ongoing attempt to acquire the Company by tender offer, in which Simon and the Offeror have offered to pay $18.00 net to the seller in cash, without interest thereon, for each Common Share on the terms and conditions set forth in Simon's offer, dated December 5, 2002, and in the related letter of transmittal (the "Simon Offer").

     According to the Simon Solicitation, Simon and the Offeror are soliciting Agent Designations from the holders of outstanding shares of Common Stock and Series B Preferred Stock to call a Special Meeting. According to the Simon Solicitation, at the Special Meeting, Simon and the Offeror will, among other things, ask you to consider and vote upon the following proposals:

     o a proposal to amend the Company's Restated Articles of Incorporation to provide that the purchase by the Offeror of all of the shares of Common Stock tendered pursuant to the Simon Offer would not trigger the Excess Share Provision (as defined below) (the "Excess Share Proposal"); and

     o a proposal urging the Board to pass a resolution approving the Simon Offer in order to satisfy the Business Combination Condition (as defined below) if the Company Board opts into the Michigan Business Combination Act (as defined below).

     The Board has considered and evaluated both the Simon Offer and the Simon Solicitation. The Board determined that the Simon Offer is inadequate, opportunistic and that holding the Special Meeting would not be in the best interests of the Company or its shareholders. The Board unanimously recommends that holders of shares of Common Stock DO NOT tender into the Simon Offer and DO NOT provide any Agent Designations to Simon and the Offeror pursuant to the Simon Solicitation.

THE BOARD OF DIRECTORS OPPOSES THE SOLICITATION BY SIMON AND THE OFFEROR. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU NOT SIGN ANY GREEN AGENT DESIGNATION SENT TO YOU BY SIMON AND THE OFFEROR. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A GREEN AGENT DESIGNATION, THE BOARD OF DIRECTORS URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED WHITE REVOCATION CARD AS PROMPTLY AS POSSIBLE, BY MAIL (USING THE ENCLOSED ENVELOPE) TO THE COMPANY'S INFORMATION AGENT, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, NEW YORK, NEW YORK, 10022.

     If you have previously signed and returned any Agent Designation, you have every right to change your mind and revoke the Agent Designation by signing, dating and returning the enclosed WHITE revocation card (the "Revocation Card"). We urge you to consider this matter carefully, as there will be no meeting at which to revoke any Agent Designation. A stockholder's revocation of a previously executed GREEN Agent Designation card will have the effect of opposing Simon and the Offeror's attempt to compel the Company to call the Special Meeting. If you have not previously executed an Agent Designation, your WHITE Revocation Card will have no legal effect in determining whether the Company must call the Special Meeting.

     IF YOUR SHARES ARE HELD OF RECORD BY YOUR BANK OR BROKERAGE FIRM, ONLY THAT FIRM CAN EXECUTE YOUR WHITE REVOCATION CARD, AND YOU SHOULD, ACCORDINGLY, CALL YOUR BANK OR BROKER WITH YOUR INSTRUCTIONS TO EXECUTE YOUR WHITE REVOCATION CARD.

     The Company is not currently seeking your proxy with respect to any merger or other business combination, the election or removal of any person to or from the Board, or any other matter. THE COMPANY IS SEEKING ONLY A REVOCATION OF AGENT DESIGNATIONS RELATING TO THE CALLING OF THE SPECIAL MEETING. To the extent that the Special Meeting is called, you will receive proxy statements from the Company (and from Simon and the Offeror) discussing in detail the issues that will be voted upon at any such meeting.

     This Revocation Solicitation Statement and WHITE REVOCATION CARD are being mailed to shareholders on or about December __, 2002.

IF YOU HAVE ANY QUESTIONS OR NEED ANY ASSISTANCE IN REVOKING AN AGENT DESIGNATION YOU MAY HAVE GIVEN TO SIMON OR WITHDRAWING YOUR SHARES FROM THE SIMON OFFER PLEASE CONTACT OUR INFORMATION AGENT:

                           INNISFREE M&A INCORPORATED
                                       AT
                               501 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                       OR
                         CALL TOLL-FREE: (877) 750-9496

                   WHY ARE WE OPPOSING THE SIMON SOLICITATION?

     According to the Simon Solicitation, Simon is soliciting Agent Designations from the holders of outstanding shares of Common Stock and Series B Preferred Stock to call a Special Meeting. According to the Simon Solicitation, at the Special Meeting, Simon will, among other things, ask you to consider and vote upon the following proposals:

     o a proposal to amend the Company's Restated Articles of Incorporation to provide that the purchase by the Offeror of all of the shares of Common Stock tendered pursuant to the Simon Offer would not trigger the Excess Share Provision ; and

     o a proposal urging the Board to pass a resolution approving the Simon Offer in order to satisfy the Business Combination Condition if the Board opts into the Michigan Business Combination Act.

     We believe that the Simon Solicitation, along with Simon's misleading press campaign and other false statements about the Company, is all part of Simon's strategy to put pressure on the Company's Board.

     After careful consideration of Simon's offer, the Board has determined that it was inadequate and not in the best interest of the company's shareholders. In reaching this conclusion, the Board considered numerous factors including its beliefs that now is not the best time to sell the Company, that the company's current stock price does not reflect the value of the company's assets or growth potential, that Simon's approach to managing and developing its properties is inconsistent with the company's strategy and is not likely to yield the maximum value for the company's assets, and that the hostile nature of the offer when coupled with its inability to be completed, makes it an unnecessary expense and disruption that is detrimental to both companies.

     THE SIMON SOLICITATION IS A COMPONENT OF SIMON'S ATTEMPT TO ACQUIRE THE COMPANY; IT IS DESIGNED TO FACILITATE SIMON'S HIGHLY CONDITIONAL HOSTILE TAKEOVER OFFER THAT CANNOT BE COMPLETED AS PROPOSED. IN LIGHT OF THE BOARD'S CONCLUSIONS THAT THE SIMON OFFER IS INADEQUATE AND THE FACT THAT NOTHING CAN BE ACHIEVED AT THE MEETING, THE BOARD RECOMMENDS THAT SHAREHOLDERS NOT RETURN THE AGENT DESIGNATIONS REQUESTED BY SIMON AND THE OFFEROR.

EXCESS SHARE PROPOSAL

     The Company's Restated Articles of Incorporation prevent any person or group from beneficially or constructively owning capital stock representing more than 8.23% of the total value of the Company's capital stock (the "Ownership Limit"). The Board in certain circumstances can increase the Ownership Limit to 9.9%. Shares owned in excess of the Ownership Limit are considered "Excess Shares" under the Company's Restated Articles of Incorporation and are transferred to a designated agent of the Company (the "Excess Share Provision"). The designated agent upon delivery of the shares must immediately sell such shares and donate any proceeds over the price the acquiror paid for the shares to charity. Consummation of the Simon Offer is conditioned upon the Offeror being satisfied, in its sole


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


discretion, that the Offeror may purchase all of the Shares tendered pursuant to the Simon Offer without triggering the Excess Share Provision.

     The Excess Share Proposal requires the affirmative vote of over two-thirds of the voting power of the Company's capital stock. In light of the fact that shareholders holding over one-third of the voting power of the Company's capital stock are opposed to the Simon Offer and any action which would facilitate the offer, the Excess Share Proposal will not be approved by the shareholders. Simon has filed litigation seeking to disenfranchise the Company's shareholders that have opposed the Simon Offer. The Company believes that this litigation is without merit and has sought to dismiss this claim. See "Litigation."

BUSINESS COMBINATION ACT PROPOSAL

     Chapter 7A of the Michigan Business Corporation Act (the "Business Combination Act") prohibits specified "Business Combinations" (which is defined to include mergers) between a Michigan corporation and an "Interested Shareholder." An Interested Shareholder is any person other than the corporation or any subsidiary who (a) is the owner of 10% or more of the outstanding voting power of the outstanding voting shares of the corporation; or (b) is an affiliate of a corporation and was the owner of 10% or more of the outstanding voting power of the outstanding voting shares of the corporation at any time within two years immediately prior to the relevant date. These Business Combinations are prohibited for a period of five years following the date the person became an Interested Shareholder, unless (a) prior to the time the person first became an "interested shareholder" the board of directors of the corporation adopts resolutions approving the Business Combination or (b) each of the following conditions is met: (i) an advisory statement is given by the board of directors; (ii) the Business Combination is approved by a vote of at least 90% of each class of the voting stock of the corporation entitled to vote; and
(iii) the Business Combination is approved by a vote of at least two-thirds of each class of the voting stock of the corporation entitled to vote, excluding the voting shares owned by the Interested Shareholder. These special voting requirements do not apply if the corporation's shareholders receive a minimum price for their shares (as specified in the statute) and the consideration is received in cash or in the same form previously paid by the Interested Shareholder for its shares. The requirements of the Business Combination Act do not currently apply to the Company. The Company may at any time opt into this provision through an action of its Board.

     Simon is seeking a precatory resolution of the shareholders which would urge the Company's Board to approve the Simon Offer for puposes of the Business Combination Act if the Board were to opt into the Business Combination Act. . Even if this resolution were approved by a majority of the shareholders, it would not be binding upon the Board, and any decision as to whether or not to either opt into the Business Combination Act or to approve Simon's offer for the purposes of the Business Combination Act would be the sole decision of the Board exercising its business judgment. The Company believes that one of the reasons Simon has included this non-binding proposal because it hopes the Company's shareholders would be more inclined to support a provision that has no effect.

     As described below, the Board has concluded that the Simon Offer is inadequate and has recommended that the Company's shareholder do not tender their shares into the Simon Offer.

Accordingly, the Board also believes that holding a meeting to pass a non-binding resolution serves no positive purpose and can only be disruptive to the Company's ordinary business operations. Therefore the Board recommends that shareholders not return the Agent Designations requested by Simon.

                   BACKGROUND AND PURPOSE OF THIS SOLICITATION

     On October 16, 2002, David Simon, the Chief Executive Officer of Simon faxed to the Company a letter requesting an opportunity to meet with Robert S. Taubman, Chairman, President and Chief Executive Officer of the Company for the purposes of presenting a proposal to acquire Taubman Centers. Later that day, Mr. Simon's office called to confirm that the fax had been received. The following is a copy of the letter:

                                                 October 16, 2002

     Robert S. Taubman
     Chairman of the Board, President
       and Chief Executive Officer
     Taubman Centers, Inc.
     200 East Long Lake Road, Suite 300
     Bloomfield Hills, Michigan 48303

     Dear Bob:

          As you know from our conversations over the last few years, I have long admired Taubman Centers, Inc. and the wonderful portfolio of properties built by you and your family. I would like to discuss with you Simon Property Group's proposal to acquire immediately all of the publicly traded stock of Taubman Centers, Inc. for cash consideration that represents an attractive premium to your common shareholders. In addition, if your limited partners decide to participate, we will make an equally attractive offer to combine their holdings into Simon's operating partnership on a basis that affords both tax efficiencies and liquidity.

          We believe that a business combination of Simon and Taubman is compelling, and most importantly, will produce substantial and immediate value for your shareholders. In addition, your limited partners will have the opportunity to convert their holdings to units in the Simon operating partnership on the same economic basis or choose to remain limited partners in the Taubman partnership. It is my personal hope that you, your family and Taubman's board will share our enthusiasm for a combination of our companies and that we can move forward quickly.

          Because of the importance of this matter, I would like to present this proposal to you in person as soon as possible. At our meeting, I will be prepared to discuss price and other specific components of our proposal, and address any questions you may have about the transaction. I will contact you shortly to arrange a meeting.

                                                 Sincerely,

                                                 /s/  DAVID SIMON
                                                 DAVID SIMON

     On October 21, 2002, Mr. Taubman, spoke via telephone with Mr. Simon. On that telephone call Mr. Simon presented the possibility for Simon to acquire the Company including

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

the possibility of entering into a joint venture with the Taubman family pursuant to which Simon would gain effective control of Taubman Centers. Mr. Taubman told Mr. Simon that while he did not believe there was any interest in pursuing a sale of the Company at this time, he would discuss the matter with the Board. After this conversation, the Mr. Taubman contacted each of the directors individually to inform them of the letter and the conversation.

     On October 22, 2002, Mr. Simon sent the following letter which was received by Mr. Taubman on October 22, 2002:

     VIA OVERNIGHT MAIL

     October 22, 2002

     Robert S. Taubman,
     Chairman of the Board, President
       and Chief Executive Officer
     Taubman Centers, Inc.
     200 East Long Lake Road, Suite 300
     Bloomfield Hills, Michigan 48303

     Dear Bob:

          I am genuinely disappointed by your response to my October 16, 2002 letter, your refusal to meet with me, and your decision to reject out-of-hand our proposal to buy the public shares of Taubman Centers, Inc. (the "Company") at a very significant premium to their current market price. At a minimum, I thought you would want to meet with me to discuss the specifics of our proposal. Given the current state of the financial markets and considering Simon's financial wherewithal and our demonstrated ability to close deals and add value, our proposal represents a financial opportunity for your shareholders that merits careful consideration.

          Although I very much wanted to describe our proposal to you in person, I am instead setting out its basic terms in this letter, so that you and your board can review it carefully. We are prepared to pay $17.50 for each share of Company common stock in cash. We are also willing to provide equivalent value to the holders of all outstanding limited partnership interests in The Taubman Realty Group Limited Partnership (the "Operating Partnership") and allow them to exchange those interests for limited partnership units in Simon's operating partnership on a tax efficient basis, or, at their option, remain limited Partners in your Operating Partnership.

          Specifically, Simon would acquire all of the Company's outstanding publicly held common stock pursuant to a merger agreement. The individual steps to accomplish this merger would be as follows:

          1. Simon (or its affiliate) would make a tender offer to purchase all of Taubman's common stock for $17.50 per share, net to each seller in cash.


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

          2. As promptly as practicable after consummation of the tender offer, an affiliate of Simon would merge with the Company, and each non-tendering share of Company common stock would be converted into the right to receive $17.50 per share in cash.

          We are also prepared to purchase, either for cash or through an exchange of partnership interests, all limited partnership interests in the Operating Partnership, which would include the acquisition of the Company's Series B preferred stock. However, if your family and the other limited partners would prefer to remain limited partners in the Operating Partnership, we are prepared to accommodate that desire while at the same time making our proposal available to holders of the Company's publicly held common stock.

          Our $17.50 per share all cash offer represents a price never before realized in the Company's ten year trading history and affords your shareholders a 30% premium to today's closing price, as well as a premium to Wall Street's consensus net asset value for the Company. This proposal is NOT subject to the receipt of financing or any due diligence investigation of the Company and its subsidiaries or any requirement that the limited partners exchange their interests,

          We are well aware that the Company's charter contains an "excess share provision" that prohibits the purchase of more than 8.23% of the aggregate value of the Company's stock and that the board of directors can only waive application of this provision to permit a purchase of up to 9.9% of aggregate value. This provision, ostensibly for the purpose of preserving the Company's status as a REIT, goes well beyond what is necessary for that purpose and stands between the Company's shareholders and their ability to realize a substantial premium for their shares. Our proposal, therefore, must be conditioned on the inapplicability of the Company's excess share provision to our bid. In this regard, we note that Simon's acquisition of Company securities need NOT jeopardize the Company's status as a REIT, and we therefore believe that the Company's board of directors, as fiduciaries, must take steps to amend the Company's charter to allow our proposal to go forward for the benefit of the Company's common shareholders. We also believe it is the responsibility of the holders of the Series B Preferred Stock to approve such an amendment so as not to impede the ability of the Company's common shareholders to receive a significant premium, particularly given the fact that our proposal allows the limited partners of the Operating Partnership the option to either convert their holding on a tax efficient basis or remain in their existing structure.

          While this letter outlines the basic terms of our proposal, we are ready to work diligently with you and your team to finalize all other terms of the deal.

          Bob, I know this is a difficult subject for you personally, but our proposal, which is intended to bring immediate and substantial value to the Company's shareholders, warrants your serious and immediate attention. I am confident that given the opportunity to meet with you, we could finalize a mutually beneficial transaction between our two companies.

          I will call you in the next few days, giving you sufficient time to review this letter, so that we can agree on a time and place for a meeting.

                                                 Sincerely,

                                                 /s/  DAVID SIMON
                                                 DAVID SIMON
                                                 CHIEF EXECUTIVE OFFICER

     On October 28, 2002, the Board of Taubman Centers met with the Company's management and Goldman, Sachs & Co. ("Goldman Sachs"), the Company's financial advisors, as well as with legal advisors to discuss Simon's unsolicited proposal. The Board reviewed the proposal, and received advice from Mr. Taubman that the Taubman family had no interest in pursuing a sale of the Company and intended to use its significant stake in the Company to oppose the proposed transaction if it were put to a vote. The Board unanimously decided that the Company was not for sale, and that discussions as to Simon's proposal would be unproductive, and authorized the delivery of a letter to Simon communicating its determination. The Board also authorized the issuance of a press release in the event that Simon publicly disclosed his proposal.

     Following the board meeting on October 28, 2002, Mr. Taubman called Mr. Simon and informed him that the Board had met and was unanimous in its conclusion that the Company had no interest in pursuing a sale transaction, and that discussion as to any such transaction would be unproductive.

     Mr. Taubman sent a copy of the following letter to Mr. Simon:


     David Simon
     Chief Executive Officer
     Simon Property Group
     115 West Washington Street
     Indianapolis, Indiana 46204

     Dear David,

          This will respond to your letter dated October 22, 2002. The Board of Directors of Taubman Centers has met and with the advice of its outside financial and legal advisors, has considered your unsolicited proposal. The Board is unanimous in concluding that the company has no interest whatsoever in pursuing a sale transaction, and that discussion as to such a transaction would not be productive.

                                                 Sincerely,

                                                 /s/  ROBERT S. TAUBMAN
                                                 ROBERT S. TAUBMAN

                                                 CHAIRMAN, PRESIDENT AND CHIEF
                                                 EXECUTIVE OFFICER

     On November 1, 2002, Mr. Simon's office called Mr. Taubman's office requesting a meeting with Mr. Taubman during the upcoming NAREIT national conference.

     On November 5, 2002, in response to Mr. Simon's request of November 1, 2002, Mr. Taubman conveyed in a telephone conversation with Mr. Simon that he would be willing to meet with Mr. Simon but that the Company's position had not changed since they last spoke and that he did not think it would be productive to discuss the contents of Mr. Simon's recent letters to Mr. Taubman.

     On November 6, 2002, at the NAREIT national conference Mr. Simon reiterated his interest in acquiring the Company and Mr. Taubman again informed him that the Company's board had met and the Company had no interest in pursuing a sale transaction.

     On November 13, 2002, David Simon sent a letter to the Board of Directors of the Company, which was made public in an 8-K filing of the same date:

     Dear Members of the Board of Directors:

          As you may know, we recently made a written offer to Robert S. Taubman to pay $17.50 in cash for each share of Taubman Centers, Inc. (the "Company") common stock. Our all-cash offer would deliver to all Taubman shareholders a substantial premium -- approximately 18% above yesterday's closing price and 30% above the price on the day we initially made our offer -- and it exceeds the highest price at which Taubman shares have ever traded. Our offer represents a compelling strategic and financial transaction that would produce substantial and immediate value for all of your shareholders. We can move quickly since our offer is not subject to the receipt of financing or any due diligence investigation of the Company.

          On several occasions, we have communicated our offer to Mr. Taubman and suggested that we have an opportunity to discuss it with the members of Taubman's board of directors. We wrote Mr. Taubman on October 16, 2002, to request a meeting to present our offer. He refused to meet. On October 22, 2002, we again wrote Mr. Taubman, this time setting forth the basic terms of our offer. Once again, he refused even to have a discussion, writing to us on October 28, 2002, that "the Company has no interest whatsoever in pursuing a sale transaction...."

          We are dismayed that Mr. Taubman continues in his refusal even to discuss our offer -- or indeed any sale transaction, particularly in light of the fact that we have expressed a willingness to be very flexible with respect to the structure of the proposed transaction. The offer is not conditioned upon any participation by the Taubman family. Instead we have agreed to accommodate any desire by the Taubman family to retain its economic interest in the Taubman Realty

     Group Limited Partnership, or, at their option, to participate in the transaction, and receive either cash or equivalent value for their existing partnership interests by exchanging them on a tax efficient basis for partnership interests in the Simon operating partnership.

          Since the Taubman family can choose to (1) retain its current Taubman partnership units, (2) convert into Simon partnership units, or (3) sell for cash, we can only conclude that Mr. Taubman's refusal even to discuss our offer reflects the Taubman family's desire not to permit the Company to be sold under any circumstances. While it is entirely appropriate for the Taubman family to retain the right to choose between various options with respect to the treatment of its own partnership units, it is improper for these insiders to prevent public shareholders from choosing to receive a premium for their shares.

          Mr. Taubman apparently believes the Taubman family is not accountable to the public shareholders because of the family's claimed blocking position -- via the Series B preferred stock -- which was surreptitiously issued in a "restructuring" transaction many years after the Company's initial public offering without either proper disclosure or a shareholder vote. We question both the propriety and validity of a transaction which attempts to transfer to the Taubman family control and a permanent veto over material decisions that rightfully belong to the public shareholders of Taubman -- such as an all-cash, premium offer to acquire the Company.

          The effect of the Series B preferred stock, for which the Taubman family paid a total of only $38,400.00, is to disenfranchise the public shareholders. This entrenchment device is a permanent corporate governance defect embedded in the Company's structure -- and it continues to hurt the public shareholders. Indeed, between the time the Series B shares were issued to the Taubman family in 1998 and our October 22 offer letter, the price of Taubman common shares has fallen by 4%.

          We understand that the obstacles created in the governance structure by the Taubman family, at the expense of the public shareholders, are significant. However, with the cooperation of the Board of Directors, acting as fiduciaries for the common shareholders, we believe these obstacles are surmountable. We also trust that undisclosed economic or governance burdens have not been, and will not be, imposed on Taubman in response to our offer or otherwise. We hope the Board will agree with us that our offer provides an excellent opportunity for Taubman shareholders to realize immediate liquidity and full value for their shares to an extent not likely to be available to them in the marketplace or in any alternative transaction. At a time when good corporate governance is particularly important to investors, we seek your help in restoring the rights of the public shareholders of Taubman.

          We prefer to complete this acquisition through a negotiated transaction. We stand ready to make a detailed presentation of our offer to the Board and to answer any questions you may have.

                                                 Very truly yours,

                                                 /s/  DAVID SIMON
                                                 DAVID SIMON
                                                 CHIEF EXECUTIVE OFFICER

On November 13, 2002 the Company issued the following press release:

          Bloomfield Hills, Michigan, November 13, 2002 -- Taubman Centers, Inc. (NYSE: TCO) confirmed today that it has received an unsolicited proposal from Simon Property Group, Inc. (NYSE: SPG) seeking to acquire control of the Company. Taubman Centers said that its Board of Directors had previously met and, with the advice of its outside financial and legal advisors, had considered the proposal. The Board unanimously concluded that Taubman Centers has no interest in pursuing a sale transaction and that discussions regarding such a transaction would not be productive.

          The Taubman family, large economic stakeholders with voting control of more than 30% of Taubman Centers, has also confirmed that it has no interest in pursuing a sale of the Company. A sale or other extraordinary transaction would require a 2/3rds affirmative vote.

          The Company stated, "The Taubman Centers Board of Directors has unanimously rejected this proposal. In addition, the Taubman family has informed the Board that it is categorically opposed to the sale of the Company. Given the family's position, any efforts to purchase Taubman Centers would not be productive." Goldman, Sachs & Co. is acting as financial advisor and the law firm of Wachtell, Lipton, Rosen & Katz is acting as legal advisor.

     On December 5, 2002, Simon commenced the Offer and on December 5, 2002, Simon and the Offeror filed the Complaint in the United States District Court for the Eastern District of Michigan against the Company, the Company Board and certain members of the Taubman family.

     On December 10, 2002 the Board met with the Company's management, Goldman Sachs, and legal advisors to discuss the Offer. The Board reviewed the Offer with counsel and management and received the opinion of Goldman Sachs that the Offer was inadequate. The Board unanimously resolved to recommend that the Company's shareholders reject the offer. The Board also amended the Company's by-laws to opt-out of the Michigan Control Share Acquisition Act, and make certain other procedural changes including requiring advance notice for shareholder nominations and proposals. On December 11, 2002, the Company filed the Board's recommendation on Schedule 14D-9.

     On December 16, 2002, Simon filed preliminary proxy materials with the SEC with respect to the Simon Solicitation. According to the Simon Solicitation, Simon is making the Simon Solicitation to call a Special Meeting, at which meeting Simon will ask the Company's shareholders to adopt a proposal to amend the Company's Restated Articles of Incorporation to provide that the purchase by the Offeror of all of the Shares tendered pursuant to the Simon Offer would not trigger the Excess Share Provision, and a proposal urging the Company Board to pass a resolution approving the Simon Offer in order to satisfy the Business Combination Condition if the Company Board opts into the Michigan Business Combination Act.

     On December 20, 2002, the Board met with its legal and financial advisors and considered the Simon Solicitation and the proposals which Simon seeks to put before a shareholder meeting. The Board unanimously resolved to recommend that shareholders revoke any Agent Designations and if a special meeting were called, to vote against Simon's proposals. In addition, the Board also amended the Company's by-laws to specify in more detail the timing and procedures that would apply to a special meeting requested by the shareholders.

SIGNING AND RETURNING AN AGENT DESIGNATION FURTHERS THE INTEREST OF SIMON IN PURSUING THE SIMON OFFER, WHICH YOUR BOARD OF DIRECTORS HAS DETERMINED IS INADEQUATE AND NOT IN THE BEST INTEREST OF THE COMPANY.

               RECOMMENDATION BY THE COMPANY'S BOARD OF DIRECTORS

     In reaching the conclusion that the Offer is not in the best interest of the Company's shareholders, the Taubman Centers Board consulted with its senior management, legal and financial advisors and took into account numerous factors, including but not limited to the following:

          (i) The Board's familiarity with the business of the Company, its financial condition, results of operations and prospects and the nature of, the prospects for, and the Company's position in, the industry in which the Company operates.

          (ii) The opinion of Goldman Sachs, the Company's financial advisor, after reviewing with the Board many of the factors referred to herein and other financial criteria used in assessing an offer, that the Offer is inadequate.

          (iii) The Board's belief that a number of the Company's properties are at early stages in their development cycles and are expected to generate increasing returns over the next few years. The Board believes that the Company's current stock price does not reflect the value of these assets or their growth potential. Moreover, the Board believes that the Company's organic growth strategy of concentrating on improving the quality and consistency of its assets, coupled with selective development and acquisitions and divestitures, is likely to yield long term returns to shareholders superior to the offer.

          (iv) The Board's belief that both the inadequacy of the offer and the opportunistic manner in which it has been pursued represent a threat to shareholder value, to the Company's stability and to the many other constituencies which have an interest in the Company's success. The Board believes the timing of the offer represents an opportunistic attempt by Simon to acquire a collection of upscale regional mall assets that cannot be replicated, and which are the most productive portfolio of regional malls held by any public company.

          (v) The fact that Taubman Centers has delivered more than an 80% total return to shareholders over the past five years, during which time the Company has outperformed the Morgan Stanley REIT Total Return Index (which returned 21.6%), the S&P 500 Total Return Index (which returned 4.3%), and many of its competitors (including Simon Property Group, which returned 63.3%). The Taubman Centers properties have the highest average sales and rents per square foot of any regional mall company.

          (vi) The Board's belief that Simon's approach to managing and developing its properties is inconsistent with the Company's portfolio of upscale shopping centers in select high-growth markets and is not likely to yield the maximum value for the Company's assets.

          (vii) The fact that the markets for regional malls are already highly concentrated in several cities where Simon and the Company compete. If the proposed transaction were to occur, that concentration would dramatically increase, resulting in decreased competition among all local shopping centers and causing higher lease prices for mall tenants, higher ultimate retail prices for consumers, and lower quality shopping centers in the affected areas. At any time before or after consummation of the Offer, federal antitrust authorities, State Attorneys General, or private parties may investigate the transaction and/or bring legal actions under the federal or state antitrust laws seeking to enjoin Simon's acquisition of the Company's Common Shares or to require divestiture of Simon's or the Company's assets. Accordingly, the Board believes that there is significant uncertainty as to whether Simon could ultimately consummate a transaction along the lines it has proposed.

          (viii) The Board's belief that Simon's public relations campaign aimed at damaging the Company is hypocritical and concern about Simon's misleading statements to the public about its own corporate governance in its press releases and Form 8-K filed on November 18, 2002. The Board noted the fact that Simon claimed in a press release that "the Simon family has no veto power or other control mechanism that could block a sale or merger transaction." In a story published in The New York Times on December 1, 2002, Simon admitted the untruth of its statement, calling it "a mistake" and noting that the family does in fact have the power to block a merger and that to date Simon has not issued a correction and maintained this incorrect press release on its website. In addition, the Board took note of Simon's willingness to mischaracterize Taubman Centers' financial performance and to misrepresent David Simon's communications with Robert Taubman.

          (ix) The fact that completion of the Offer and second-step merger will likely be a taxable event to many of the Company's shareholders, the timing of which will not be in their individual control.

          (x) The fact that the Taubman family and other shareholders, with combined voting power of over a third of the total voting power of the Company's capital stock, have indicated that they do not intend to tender their Common Shares and have taken the firm position that they are not interested in pursuing a sale transaction. The Board noted that the two-thirds shareholder vote required for a sale or other extraordinary transaction has been in the Company's charter since its initial public offering in 1992. The offer cannot be completed absent a court ruling in litigation brought by Simon seeking to divest Taubman Center shareholders of their voting rights. Based on the advice of counsel, the Board believes that the litigation brought by Simon to disenfrancise the Series B shareholders is without merit.

          (xi) The Board's belief that the unsolicited and hostile nature of the offer when coupled with its inability to be completed, makes it expensive, disruptive, and detrimental to both companies.

          (xii) The Board's belief, based on the factors set forth in paragraphs
     (i) through (xi) above, that the consideration to be paid in the Offer does not reflect the inherent value of the Company.

          (xiii) The fact that the Offer is highly conditional, which results in significant uncertainty that the Offer could or would be consummated. Specifically, according to the Offer it is subject to the following conditions, among many others:

          (1) MINIMUM TENDER CONDITION. Consummation of the Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Common Shares that represents, together with Common Shares owned by the Offeror, Simon or any of its subsidiaries, at least two-thirds (2/3) of the total voting power of the Company. Voting power of the Company is calculated based upon the aggregate voting power attributable to the outstanding Common Shares and the purported voting power attributable to the outstanding shares of Series B Preferred Stock (assuming exercise of all then outstanding rights to purchase Common Shares or partnership units of the Operating Partnership). This condition may only be met if Simon is successful in its litigation which the Company believes is without merit.

          (2) EXCESS SHARE CONDITION. The Company's Restated Articles of Incorporation prevent any person or group from beneficially or constructively owning capital stock representing more than 8.23% of the total value of the Company's capital stock (the "Ownership Limit"). As was disclosed to the Company's shareholders in connection with the Company's IPO, and numerous times since, the Ownership Limit is intended both to preserve the Company's status as a REIT and make it more difficult for any person to acquire control of the Company. The Company's Board in certain circumstances can increase the Ownership Limit to 9.9%. Shares owned in excess of the Ownership Limit are considered "Excess Shares" under the Company's Restated Articles of Incorporation and are transferred to a designated agent of the Company (the "Excess Share Provision"). The designated agent upon delivery of the shares must immediately sell such shares and donate any proceeds over the price the acquiror paid for the shares to charity. Consummation of the Offer is conditioned upon the Offeror being satisfied, in its sole discretion, that the Of-feror may purchase all of the Common Shares tendered pursuant to the Offer without triggering the Excess Share Provision.

          (3) CONTROL SHARE CONDITION. Consummation of the Offer is conditioned upon full voting rights for all Common Shares to be acquired by Offeror pursuant to the Offer having been approved by the Company's shareholders under Chapter 7B of the MBCA (the "Michigan Control Share Acquisitions Act") or the Offeror being satisfied, in its sole discretion, that the Michigan Control Share Acquisitions Act is invalid or otherwise inapplicable to the Shares to be acquired by the Offeror in the Offer. On December 10, 2002 the Board opted out of the Michigan Control Share Acquisitions Act.

          (4) BUSINESS COMBINATION CONDITION. Consummation of the Offer is conditioned upon the Offeror being satisfied, in its sole discretion, that Chapter 7A of the MBCA (the "Michigan Business Combination Act") will not prohibit for any period of time, or impose any shareholder approval with respect to, its proposed back end merger or any other "Business Combination" (as defined in the Michigan Business Combination
       Act) involving the Company and the Offeror or any other affiliate of Simon.

          (5) NO MATERIAL ADVERSE CHANGE CONDITION. Consummation of the Offer is conditioned upon the Offeror not becoming aware of any change that has or will have occurred (or any development that has or will have occurred involving prospective changes) in the business, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the Company or any of its subsidiaries that has, or could reasonably be expected to have, in the sole discretion of the Offeror, a material adverse effect on the Company or, assuming consummation of the Simon Offer or its proposed back end merger, on the Offeror, Simon or any other affiliate of Simon.

          (6) COMPETING OFFER CONDITION. Consummation of the Offer is conditioned upon a tender or exchange offer for any Common Shares not having been made or publicly proposed to be made by any other person (including the Company or any of its subsidiaries or affiliates)

          (7) NUMEROUS OTHER CONDITIONS. Consummation of the Offer is also subject to other conditions, several of which are unlikely to be satisfied. Notwithstanding the Company's regular practice of increasing its dividend (including its recent announcement of the regular annual increase on December 10, 2002), the offer is conditioned on the Company not increasing its dividend. Similarly, the Offer is conditioned on there being no change to the Company's by-laws regardless of its effect on the Offeror. Presumably this condition is incapable of being satisfied as a result of the Company's recent modification to its by-laws to, among other things, "opt-out" of the Michigan Control Share Acquisitions Act, notwithstanding that this change is consistent with the desires and the specific request of the Offeror. The Offer is also contingent on there being no issuance of stock or options, no changes to employment agreements, no commencement of war or armed hostilities or other na-tional or international crisis involving the United States, and to many other conditions.

     In light of the above factors, the Taubman Centers Board determined that the Offer is not in the best interests of Taubman Centers and Taubman Centers' shareholders.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TAUBMAN CENTERS' SHAREHOLDERS REJECT THE OFFER AND NOT TENDER THEIR SHARES PURSUANT TO THE OFFER.

     In addition, in arriving at their recommendation, the directors of the Company were aware of the interests of certain officers and directors of the Company as described under "Interests of Certain Persons."

     The foregoing discussion of the information and factors considered by the Taubman Centers Board is not intended to be exhaustive but addresses all of the material information and factors considered by the Board in its consideration of the Offer. In view of the variety of factors and the amount of information considered, the Board did not find it practicable to provide specific assessments of, quantify or otherwise assign any relative weights to, the specific factors considered in determining to recommend that shareholders reject the Offer. Such determination was made after consideration of all the factors taken as a whole. In addition, individual members of the Board may have given differing weights to different factors. Throughout its deliberations, the Board received the advice of Goldman Sachs, and of outside legal advisors, who were retained to advise the Board in connection with the Offer.

IN LIGHT OF THE BOARD'S CONCLUSIONS THAT THE SIMON OFFER IS INADEQUATE, THE BOARD RECOMMENDS THAT SHAREHOLDERS NOT RETURN THE AGENT DESIGNATION REQUESTED BY SIMON. TO STOP SIMON FROM USING YOUR SHARES TO FURTHER THEIR INADEQUATE OFFER, THE BOARD RECOMMENDS THAT YOU (1) DISCARD ANY GREEN AGENT DESIGNATIONS AND (2) IF YOU HAVE ALREADY RETURNED A GREEN AGENT DESIGNATION, SIGN, DATE AND RETURN THE ENCLOSED WHITE REVOCATION CARD AS SOON AS POSSIBLE. THE RETURN OF A SIGNED REVOCATION CARD OR AGENT DESIGNATION BY A SHAREHOLDER IS INDEPENDENT OF ANY DECISION BY SUCH SHAREHOLDER WHETHER OR NOT TO TENDER SHARES PURSUANT TO SIMON'S INADEQUATE OFFER.

                               THE SPECIAL MEETING

     According to the Company's By-Laws, a special meeting of the shareholders may be requested at any time and for any purpose or purposes by a shareholder or shareholders holding of record shares entitled to at least twenty-five percent (25%) of all the votes entitled to be cast by the holders of all outstanding capital stock of the Company entitled to vote at such meeting. In addition, under Michigan Law a shareholder or shareholders holding of record shares entitled to at least ten percent (10%) of all the votes entitled to be cast by the shareholders of all outstanding capital stock can, upon showing of good cause, apply to a court for a special meeting to be ordered.

     If Simon is successful in the Simon Solicitation and solicits Agent Designations from holders of at least 25% of all the votes entitled to be cast, we expect that it will send the Company a notice of a Special Meeting and request that the Company establish a record date for such a Special Meeting. This notice must be accompanied by documentation evidencing that Simon possess sufficient voting power to request that such a special meeting be called. This notice must also contain information as to Simon, the proposals to be considered at the meeting and the interests that Simon has in the proposals. Within ten business days after receipt of such notice and verification of the accompanying documentation, the Board shall fix a record date and meeting date for such special meeting, which meeting date shall be set for not less than 30 nor more than 90 days after the date of such board action. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company's notice of meeting or by or at the direction of the Board.

     If Simon is unsuccessful in the Simon Solicitation but still receives the Agent Designations of at least ten percent (10%) of all the votes entitled to be cast, the Company believes that Simon will apply to a court for a special meeting to be ordered. We cannot predict whether or not Simon will be able to make the requisite showing of good cause or whether a court will grant Simon a Special Meeting.

     As of December 16, 2002, there were 52,207,756 shares of Common Stock and 31,767,066 shares of Series B Preferred Stock issued and outstanding. According to the Simon Solicitation, Simon beneficially owned only 11,000 shares of Common Stock, representing substantially less than 1% of the outstanding shares as of such date. Accordingly, Simon would require executed and unrevoked Agent Designations from the holders of at least 20,982,706 shares of Common Stock or Series B Preferred Stock in addition to the 11,000 shares of Common Stock beneficially owned by Simon in order to demand the Special Meeting.

                 EFFECT OF EXECUTION AND DELIVERY OF REVOCATIONS

     The Board is soliciting Revocations IN OPPOSITION TO Simon's solicitation of Agent Designations. By executing and returning the WHITE Form of Revocation, you will be revoking your Agent Designation relating to the call for the Special Meeting or, if you have not previously executed and returned a GREEN Form of Agent Designation, you will be indicating your support for the Company Board.

     The Board urges you NOT to sign the GREEN Form of Agent Designation sent to you by Simon. Whether or not you have previously executed a GREEN Form of Agent Designation, the Board urges you to show your support for the Company by executing and dating the enclosed WHITE Form of Revocation and mailing it in the enclosed postage-paid envelope as soon as possible. The Agent Designation of any shares of Common Stock represented by a Form of Revocation that is returned properly signed will be revoked in accordance with the instructions indicated on the Form of Revocation.

                                   REVOCATION

     Either a GREEN Agent Designation or a WHITE Revocation may be revoked by filing with the Secretary of the Company a written notice of revocation. Such written revocation may be in any form, but must be signed and dated and must clearly express your intention to revoke your previously executed GREEN Agent Designation or WHITE Revocation. Any written notice revoking an Agent Designation should be sent to: Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York, 10022. Your latest dated submission will supersede any earlier-dated Agent Designation, Revocation or other written notice of revocation, except that a Revocation will be inoperative and of no effect if delivered after the date, if any, as of which it is determined that Simon effectively demanded a Special Meeting. A shareholder's revocation of a previously executed GREEN Agent Designation will have the effect of opposing Simon's demand for the Special Meeting. Any Revocation will not affect any action taken by Simon pursuant to an Agent Designation prior to such Revocation.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

     The Company owns a 62% managing partner's interest in The Taubman Realty Group Limited Partnership ("TRG"), through which the Company conducts all of its operations. TRG is a partnership that owns, develops, acquires, and operates regional shopping centers nationally. The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock and Series B Preferred Stock and of partnership interests in TRG ("Units of Partnership Interest" or "Units") as of December 16, 2002.

     The share information in the table (both numbers of shares and percentages) reflects ownership of Common Stock and Series B Preferred Stock, which for this purpose are treated as a single class of voting stock; however, the footnotes to the table provide ownership information for the Common Stock and Series B Preferred Stock on a separate basis, including (for any shareholder owning at least one percent of the Common Stock or Series B Preferred Stock, as applicable) the percentage of the outstanding shares of the separate class that the holder's shares represent.


                                                                                                         PERCENTAGE
                                                                                          UNITS OF      OWNERSHIP OF
                                                                                        PARTNERSHIP       UNITS OF
                                                         NO. OF         PERCENT OF      INTEREST IN      PARTNERSHIP
DIRECTORS, EXECUTIVE OFFICERS AND 5% SHAREHOLDERS       SHARES(1)        SHARES(1)          TRG        INTEREST IN TRG
-------------------------------------------------     -------------     ----------      -----------    ---------------

Robert S. Taubman................................      3,398,124 (2)       4.0% (2)       798,886 (3)          1.0%

William S. Taubman...............................        714,960 (4)         *            551,460 (5)          *

Lisa A. Payne....................................        608,328 (6)         *                  0              0

Courtney Lord....................................        195,129 (7)         *            193,095 (8)          *

John L. Simon....................................          5,191 (9)         *                  0              0

Graham T. Allison................................          1,430             *                  0              0

Allan J. Bloostein...............................          5,000             *                  0              0

Jerome A. Chazen.................................         10,000 (10)        *                  0              0

S. Parker Gilbert................................        130,000 (11)        *                  0              0

Peter Karmanos, Jr...............................         40,000 (12)        *                  0              0

A. Alfred Taubman................................     24,856,024 (13)     29.6% (13)   24,669,087 (14)        29.4%

Morgan Stanley, Dean Witter, & Co................      6,123,024 (15)      7.3% (15)            0              0
   Morgan Stanley Dean Witter
   Asset Management, Inc.
   1585 Broadway
   New York, New York  10036

Cohen & Steers Capital Management, Inc...........      5,729,505 (16)      6.8% (16)            0              0
   757 Third Avenue
   New York, New York  10017

Security Capital Group Incorporated                    5,327,175 (17)      6.3% (17)            0              0


                                                                                                         PERCENTAGE
                                                                                          UNITS OF      OWNERSHIP OF
                                                                                        PARTNERSHIP       UNITS OF
                                                         NO. OF         PERCENT OF      INTEREST IN      PARTNERSHIP
DIRECTORS, EXECUTIVE OFFICERS AND 5% SHAREHOLDERS       SHARES(1)        SHARES(1)          TRG        INTEREST IN TRG
-------------------------------------------------     -------------     ----------      -----------    ---------------

Security Capital Research Management Incorporated
   11 South LaSalle, Suite 200
   Chicago, IL 60603

LaSalle Investment Management, Inc...............      4,253,350 (18)   5.1% (18)            0               0
   LaSalle Investment Management
   (Securities), L.P.
   200 East Randolph Drive
   Chicago, Illinois  60601



GMPTS Limited Partnership (19) ..................      2,890,925 (20)   3.4% (20)            0               0
767 Fifth Avenue New York, NY 10153

Directors and Executive Officers as a Group            5,120,208 (21)   6.0% (21)       1,543,441 (21)    1.8% (21)


____________
*    less than 1%

(1) The Company has relied upon information supplied by certain beneficial owners and upon information contained in filings with the Securities and Exchange Commission. Figures shown include shares of Common Stock and Series B Preferred Stock, which vote together as a single class on all matters generally submitted to shareholders. Each share of Common Stock and Series B Preferred Stock is entitled to one vote. Under certain circumstances, the Series B Preferred Stock is convertible into Common Stock at the ratio of 14,000 shares of Series B Preferred Stock for each share of Common Stock (any resulting fractional shares will be redeemed for cash). Share figures shown assume that individuals who acquire Units of Partnership Interest upon the exercise of options ("Incentive Options") granted under TRG's 1992 Incentive Option Plan exchange the newly issued Units for an equal number of shares of Common Stock under the Company's exchange offer (the "Continuing Offer") to certain partners in TRG and holders of Incentive Options. Share figures and Unit figures shown assume that outstanding Units are not exchanged for Common Stock under the Continuing Offer and that outstanding shares of Series B Preferred Stock are not converted into Common Stock. As of December 16, 2002, there were 83,974,822 outstanding shares of Voting Stock, consisting of 52,207,756 shares of Common Stock and 31,767,066 shares of Series B Preferred Stock.

(2) Consists of 5,925 shares of Series B Preferred Stock that Mr. Robert S. Taubman owns, 547,945 shares of Series B Preferred Stock held by R & W-TRG LLC ("R&W"), a company that Mr. Taubman and his brother, William S. Taubman, own (or, in aggregate, 1.7% of Series B Preferred Stock), 150,000 shares of Common Stock owned by Mr. Taubman, 245,016 shares of Common Stock that Mr. Taubman has the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options and an additional 8,500 shares of Common Stock owned by his wife and son for which Mr. Taubman disclaims any beneficial interest. Also includes 1,555,178 shares of Series B Preferred Stock (4.9% of Series B Preferred Stock) and 885,560 shares of Common Stock (1.7% of Common Stock) subject to the following voting agreements but as to which Mr. Taubman has no pecuniary interest: (1) Voting Agreement among Robert S. Taubman, Max M. Fisher, as Trustee of The Max M. Fisher Revocable Trust, and Martinique Hotel, Inc.;
     (2) Voting Agreement between Robert S. Taubman and John Rakolta Jr., Terry Rakolta, the Eileen Heather Vanderkloot Irrevocable Trust, U/A dated 12/22/92, the Lauren Rakolta Irrevocable Trust, U/A dated 12/22/92, the Paige Alexandra Rakolta Irrevocable Trust, U/A dated 12/22/92 and the John Rakolta, III Irrevocable Trust, U/A dated 12/22/92; and (3) Voting Agreement between Robert S. Taubman and Robert C. Larson as Trustee of the Robert C. Larson Revocable Trust u/a/d 11/24/86, as amended. Excludes all shares of Voting Stock held by TRA Partners ("TRAP"), Taubman Realty Ventures ("TRV"), Taub-Co Management, Inc. ("Taub-Co"), or TG Partners, Limited Partnership ("TG"), because Mr. Taubman has no voting or dispositive control over such entities' assets, see notes 13 and 14 below. Mr. Taubman disclaims any beneficial interest in the Voting Stock held by or through entities described in the previous sentence beyond his pecuniary interest in such entities described in the previous sentence that own the securities.

(3) Consists of 5,925 Units of Partnership Interest that Mr. Robert S. Taubman owns, 547,945 Units of Partnership Interest held by R&W, and 245,016 Units of Partnership Interest that Mr. Taubman has the right to receive upon the exercise of vested Incentive Options. Excludes all Units of Partnership Interest owned by TRAP, TRV, Taub-Co, or TG. Mr. Taubman disclaims any beneficial ownership in the Units held by R&W or the other entities beyond his pecuniary interest in R&W and the other entities.

(4) Consists of 5,925 shares of Series B Preferred Stock that Mr. William S. Taubman owns, 545,535 shares of Common Stock that Mr. Taubman has the right to receive upon the exchange of Units of Partnership Interest that are subject to vested Incentive Options, 150,000 shares of Common Stock owned by Mr. Taubman and 13,500 shares of Common Stock owned by his children and for which Mr. Taubman disclaims any beneficial interest (or, in aggregate, 1.3% of Common Stock). Excludes 547,945 shares of Series B Preferred Stock that R&W holds and that are included in Robert S. Taubman's holdings described above. Excludes all shares of Voting Stock held by TRAP, TRV, Taub-Co, or TG because Mr. Taubman has no voting or dispositive control over such entities' assets, see notes 13 and 14 below. Mr. Taubman disclaims any beneficial interest in the Series B Preferred Stock held by R&W and in the Voting Stock held by TRAP, TRV, Taub-Co, and TG beyond his pecuniary interest in the entities that own the securities.

(5) Consists of 5,925 Units of Partnership Interest that Mr. William S. Taubman owns and 545,535 Units of Partnership Interest subject to vested Incentive Options held by Mr. Taubman. Excludes 547,945 Units that R&W holds and that are included in Robert S. Taubman's holdings described above. Excludes all Units of Partnership Interest owned by TRAP, TRV, Taub-Co, or TG. Mr. Taubman disclaims any beneficial ownership in the Units held by R&W or the other entities beyond his pecuniary interest in R&W and the other entities.

(6) Consists of 7,500 shares of Common Stock that Ms. Payne owns and 600,828 shares of Common Stock that Ms. Payne will have the right to receive in exchange for Units of Partnership Interest that are subject to vested Incentive Options (or, in aggregate, 1.2% of Common Stock).

(7) Consists of 1,504 shares of Common Stock owned by Mr. Lord, 530 shares of Common Stock owned by Mr. Lord's wife for which he disclaims any beneficial interest; and 193,095 shares of Series B Preferred Stock acquired by Mr. Lord in exchange for all of Mr. Lord's equity interest in Lord Associates, Inc. in November 1999. Does not include 174,058 shares of Series B Preferred Stock acquired by Mr. Lord in connection with the Lord Associates transaction for which Mr. Lord has granted to TG Partners an irrevocable proxy and over which Mr. Lord has no voting or dispositive power, see note 14 below.

(8) Consists of 193,095 Units of Partnership Interest acquired by Mr. Lord in exchange for all of Mr. Lord's equity interest in Lord Associates, Inc. in November 1999. Does not include 174,058 Units of Partnership Interest acquired by Mr. Lord in connection with the Lord Associates transaction for which Mr. Lord has granted to TG Partners an irrevocable proxy, which are not presently entitled to receive any partnership distributions, except upon liquidation and over which Mr. Lord has no voting or dispositive power. Such units are released from the irrevocable proxy and become entitled to receive partnership distributions over the three years remaining in the original five-year vesting period. See note 14 below. See also "Certain Employment Arrangements."

(9) Consists of 2,000 shares of Common Stock that Mr. Simon owns and 3,191 shares of Common Stock which Mr. Simon may be deemed to own through his investment in the Taubman Centers Stock Fund, one of the investment options under the Company's 401(k) Plan.

(10) Excludes 15,000 shares of Series A Preferred Stock owned by Mr. Chazen and 30,000 shares (or, in the aggregate, less than 1%) of Series A Preferred Stock owned by his children and for which Mr. Chazen disclaims any beneficial ownership. The Series A Preferred Stock does not entitle its holders to vote.

(11) Includes 80,000 shares of Common Stock held by The Gilbert 1996 Charitable Remainder Trust, an irrevocable trust of which Mr. Gilbert is a co-trustee. Mr. Gilbert disclaims any beneficial interest in such shares beyond any deemed pecuniary interest as the result of his wife's current beneficial interest in the trust.

(12) Consists solely of shares of Common Stock.

(13) Includes 100 shares of Common Stock owned by Mr. A. Alfred Taubman's revocable trust and 186,837 shares of Common Stock held by TRAP. Mr. Taubman's trust is the managing general partner of TRAP and has the sole authority to vote and dispose of the Common Stock held by TRAP. The remaining shares consist of 24,669,087 outstanding shares (or 77.7%) of Series B Preferred Stock that may be deemed to be owned by Mr. Taubman in the same manner as the Units of Partnership Interest described in note 14 below. Mr. Taubman disclaims any beneficial ownership of the Common Stock or Series B Preferred Stock held by TRAP and the other entities identified in note 14 below beyond his pecuniary interest in the entities that own the securities.

(14) Consists of 9,875 Units of Partnership Interest held by Mr. A. Alfred Taubman's trust, 17,699,879 Units of Partnership Interest owned by TRAP, 11,011 Units of Partnership Interest owned by TRV, of which Mr. Taubman's trust is the managing general partner, and 1,975 Units of Partnership Interest held by Taub-Co. Because the sole holder of voting shares of

     Taub-Co is Taub-Co Holdings Limited Partnership, of which Mr. Taubman's trust is the managing general partner, Mr. Taubman may be deemed to be the beneficial owner of the Units of Partnership Interest held by Taub-Co. Mr. Taubman disclaims beneficial ownership of any Units held by Taub-Co beyond his pecuniary interest in Taub-Co. Also includes 6,327,098 Units of Partnership Interest owned by TG Partners, 445,191 Units held by a subsidiary of TG Partners (such subsidiary and TG Partners are collectively referred to as "TG") and 174,058 Units of Partnership Interest which are held by Mr. Lord but for which Mr. Lord has granted an irrevocable proxy to TG Partners. The 174,058 Units held by Mr. Lord are not presently entitled to any partnership distributions except in the event of a liquidation. Such Units will be released from the irrevocable proxy and become entitled to receive distributions over the three years remaining in the original five-year vesting period. Because Mr. Taubman, through control of TRV's and TG Partners' managing partner, has sole authority to vote and (subject to certain limitations) dispose of the Units of Partnership Interest held by TRV and TG, respectively, Mr. Taubman may be deemed to be the beneficial owner of all of the Units of Partnership Interest held by TRV and TG. Mr. Taubman disclaims beneficial ownership of any Units of Partnership Interest held by TRG and TG beyond his pecuniary interest in those entities.

(15) Consists solely of shares of Common Stock (11.7%) held on behalf of various investment advisory clients, none of which holds more than 5% of the Common Stock.

(16) Consists solely of shares of Common Stock (11.0%).

(17) Consists solely of shares of Common Stock (10.2%).

(18) Consists solely of shares of Common Stock (8.2%) and includes ownership of Common Stock on behalf of Stichting Pensioenfonds Voor de Gezondheid Geestelijke en Maatschappelijke Belangen.

(19) Wholly-owned by two employee pension funds of General Motors Corporation.

(20) Consists solely of shares of Common Stock (5.5%).

(21) See Notes 2 through 12 above.

                   PARTICIPANTS IN THE REVOCATION SOLICITATION

     Revocations are being solicited by and on behalf of the Company. All expenses of the Company Revocation Solicitation, including the cost of preparing and mailing this Revocation Solicitation Statement, will be borne by the Company. The Company will also request those holding shares for the benefit of others to send the proxy material to, and to obtain proxies from, the beneficial owners and will reimburse such holders for their reasonable expenses in doing so.In addition to solicitation by use of the mails, Revocations may be solicited by directors, certain officers, and employees of the Company in person or by telephone, telegram, advertisement, courier service, or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. In addition, the Company has retained Innisfree M&A Incorporated ("Innisfree") to assist in the solicitation of Revocations. The Company has agreed that Innisfree will be paid a fee not to exceed $__________, plus reimbursement for their reasonable out-of-pocket expenses. The Company has also agreed to indemnify Innisfree against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws.

The Company has engaged Goldman Sachs to act as its financial advisor in connection with Simon's unsolicited offer and related matters. The Company has agreed to pay Goldman Sachs a reasonable and customary fee for such services. The Company has also agreed to reimburse Goldman Sachs for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify them and certain related persons against certain liabilities relating to, or arising out of the engagement. Goldman Sachs may assist in the solicitation of Revocations. Goldman Sachs will not receive any fee for, or in connection with, any solicitation activities apart from the fees it is otherwise entitled to receive under its engagement. Goldman Sachs does not admit or deny that any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or that such Schedule 14A requires the disclosure of certain information concerning such persons. In the normal course of its business, Goldman Sachs regularly buys and sells the Common Stock and other securities for its own account and for the accounts of its customers, which transactions may result from time to time in Goldman Sachs and its associates having a net "long" or net "short" position in the Common Stock or other securities or option contracts or derivatives in or relating to the Company's securities. As of December 18, 2002 Goldman Sachs beneficially held a net "long" position of 13,511 shares of Common Stock. If Goldman Sachs assists the Company in connection with the solicitation of Revocations, such activity will be carried out by a team of individuals consisting of officers and employees of Goldman Sachs consisting of (David M. Baum, Michael J. Graziano, and Adam C. Rosenberg). The business address for each of the persons named is 85 Broad Street, New York, New York 10004.


     The Company estimates that its total expenditures relating to the Company Revocation Solicitation (excluding costs representing salaries and wages of regular employees and officers of the Company) will be approximately $______. The Company to date has incurred estimated total expenses of approximately $_______.

     In addition to the members of the Board (which consists of Graham T. Allison, Allan J. Bloostein, Jerome A. Chazen, S. Parker Gilbert, Peter Karmanos, Jr., Lisa A. Payne, Robert S. Taubman and William S. Taubman), the executive officers (which consists of Esther R. Blum, Courtney Lord and John L. Simon) of the Company may solicit Revocations. The business address for each of the members of the Board and executive officers, and the Company's executive offices are located at: 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303.

                    INTERESTS OF CERTAIN PERSONS IN THE OFFER

     Some of the members of the Company's management and Board have interests in the merger that are in addition to, or different from, their interests as Company shareholders generally. The Company's Board was aware of these interests and considered them, among other matters, in unanimously recommending that you reject the Simon Offer and not tender your Common Stock pursuant to the Simon Offer and in recommending that you revoke any Agent Designation.

     PERFORMANCE PLAN. The Taubman Company LLC (the "Manager") maintains the performance plan under which the Company grants awards based on individual and Company performance for the fiscal year prior to the date of the award and the individual's position in the Company (the "Performance Plan"). Each eligible participant is granted a cash award (a "Cash Award") and the final payout value of an award is tied to the achievement of a target compounded growth rate of the Company's per share funds from operations over the three-year vesting period of the award. If the target is achieved, the payout amount of each Cash Award is increased, subject to a maximum premium of 30%; otherwise the payout amount remains the amount of the original grant. Upon vesting, the value of the award under the Performance Plan will be paid to the participant in a lump sum, unless the participant elects to defer payment in accordance with the terms of the Performance Plan. The payout amount is determined on the vesting date and such amount will accrue interest from the vesting date until the deferred payment date.

     Upon a "change of control" of Manager, each sub account will vest in full and any deferral period elected under the Performance Plan will terminate and any sub account that a participant has elected to defer will be valued as of the settlement date and will be distributed in a lump sum payment as soon as administratively practicable following the termination of the deferral period. Consummation of the Simon Offer will constitute a change of control under the Performance Plan, and accordingly, the sub account of each of the executive officers will vest in full and any deferral period elected by such executive officer will terminate and any sub account that an executive officer has elected to defer will be valued as of the settlement date and will be distributed in a lump sum payment as soon as administratively practicable following consummation of the Simon Offer.

     EMPLOYMENT AGREEMENT WITH LISA A. PAYNE. In January 1997, Manager entered into a three-year agreement with Lisa A. Payne regarding her employment with the Company. In January 1999 and January 2000, the agreement was extended for an additional year and continues to have automatic, one-year extensions unless either party gives notice to the contrary. The employment agreement provides for an annual base salary of not less than $500,000 to be reviewed annually. The agreement also provides for Ms. Payne's participation in the Manager's Senior Short Term Incentive Plan (the "SSTIP"), with a target award of $250,000 and a maximum annual award of $375,000.

     In the event that Ms. Payne's employment terminates for any reason within 90 days following a "change of control," Ms. Payne's employment is terminated by the Company other than for cause, death or disability, or Ms. Payne resigns by reason of certain changes in the terms of her employment, Ms. Payne will receive her base salary and target bonus under the SSTIP for the remainder of the employment period and all benefits under the compensatory plans in which she participates will immediately vest (including any benefits under the Performance
Plan) in accordance with the terms of such compensatory plan. Consummation of the Simon Offer will constitute a change of control under the agreement, and accordingly, Ms. Payne will be entitled to the benefits described in the preceding sentence in the event that her employment terminates for any reason within 90 days following consummation of the Simon Offer.

     INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Taubman Centers Restated Articles of Incorporation provide that no director will be personally liable to Taubman Centers or its shareholders for monetary damages for a breach of his or her duties as a director. The Restated Articles of Incorporation also provide that Taubman Centers will, to the fullest extent permitted under applicable law, indemnify its directors against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and reasonably incurred in connection with any action, suit or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director of Taubman Centers. Taubman Centers has the power to indemnify its officers under the circumstances set forth in the Restated Articles of Incorporation.


                                   LITIGATION

     Shortly after Simon publicized the terms of its unsolicited proposal on November 13, 2002, three shareholders of Taubman Centers filed purported class action complaints in the Michigan Circuit Court for the County of Oakland on behalf of Taubman Centers shareholders; one of the complaints names as defendants Taubman Centers, Robert S. Taubman, William S. Taubman, Lisa A. Payne, Graham T. Allison, Allan J. Bloostein, Jerome A. Chazen, S. Parker Gilbert; and the other two additionally name Peter Karmanos, Jr. The actions generally allege breaches of fiduciary duty by Taubman Centers and the named directors in connection with Simon's proposal and seek injunctive relief. Motions to dismiss are pending in two of the three state cases. Plaintiff in one case amended his complaint to add claims under the Michigan Control Share Acquisitions Act, challenging the validity of the Voting Agreements and the issuance of the Series B Shares, adding Peter Karmanos, Jr. as an additional defendant and asserting derivative allegations.

     On December 5, 2002 one of the shareholders who had filed an action in Michigan state court filed a federal action in the Eastern District of Michigan, purporting to assert claims derivatively and on behalf of a class. The complaint alleges that the Michigan Control Shares Acquisitions Act and the Michigan Business Combination Act is unconstitutional. In addition, the complaint alleges, among other things, breaches of fiduciary duty in connection with the Simon proposal.


     On December 5, 2002, Simon filed a lawsuit in the United States District Court for the Eastern District of Michigan against Taubman Centers, A. Alfred Taubman, Robert S. Taubman, Lisa A. Payne, Graham T. Allison, Peter Karmanos, Jr., William S. Taubman, Allan J. Bloostein, Jerome A. Chazen, and S. Parker Gilbert alleging, among other things, breach of fiduciary duty by the Company's Board for not giving adequate consideration to Simon's unsolicited proposal, and challenging the validity of the Voting Agreements and the issuance of the Series B Shares under the Michigan Control Share Acquisitions Act. In response to Simon's lawsuit, the Company filed a motion to dismiss on December 16, 2002 arguing that the First Claim for Relief failed to state a claim under the Control Share Acquisitions Act because the Taubman family's receipt of original issue Series B Preferred Stock from Taubman Centers, Inc., in 1998 was not a "control share acquisition" under the Act.

     The foregoing actions are all at a preliminary stage and it is therefore too soon to predict their outcome.

                               DISSENTERS' RIGHTS

     Under Michigan law, no dissenters' rights are available in connection with either the Simon Solicitation or the Special Meeting.

                              SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented for consideration at the annual meeting to be held in 2003 must have been received by the Company at 200 East Long Lake Road, Suite 300, P.O. Box 200, Bloomfield Hills, Michigan 48303-0200 by the close of business on December 10, 2002.

                              TAUBMAN CENTERS, INC.

        REVOCATION OF AGENT DESIGNATION TO ACTION OF SHAREHOLDERS WITHOUT
                                   A MEETING

               SOLICITED ON BEHALF OF SIMON PROPERTY GROUP, INC..

The undersigned shareholder, acting with regard to all shares of common stock, par value $0.01 per share, and Series B Non-Participating Convertible Preferred Stock of Taubman Centers, Inc. entitled to vote and held by the undersigned, hereby REVOKES any previously executed Agent Designation requesting the demand for a special meeting of shareholders (the "Special Meeting") described in the Solicitation Statement of Simon Property Group, Inc. and hereby confirms that the undersigned has the power to deliver a revocation of Agent Designation for the number of shares represented hereby. THE BOARD OF DIRECTORS OF TAUBMAN CENTERS STRONGLY RECOMMENDS THAT YOU REVOKE ANY PREVIOUSLY EXECUTED AGENT DESIGNATION REQUESTING THE DEMAND FOR THE SPECIAL MEETING BY PROPERLY SIGNING, DATING AND RETURNING THIS FORM OF REVOCATION IN THE POSTAGE-PAID ENVELOPE PROVIDED.

PLEASE SIGN THIS FORM OF REVOCATION EXACTLY AS YOUR NAME APPEARS HEREON. IF SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN, OR TRUSTEE, PLEASE GIVE TITLE AS SUCH. IF A CORPORATION, THIS SIGNATURE SHOULD BE THAT OF AN AUTHORIZED OFFICER WHO SHOULD STATE HIS OR HER TITLE. IF A PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON. SIGNED BUT UNMARKED REVOCATIONS WILL BE DEEMED TO REVOKE ALL PREVIOUSLY GIVEN AGENT DESIGNATION FOR THE NUMBER OF SHARES REPRESENTED HEREBY BY THE UNDERSIGNED.

                                    --------------------------------------------
                                    |                                          |
                                    |                                          |
                                    |               Signature                  |
                                    |                                          |
                                    |                                          |
                                    |                                          |
                                    |        Signature (if held jointly)       |
                                    |                                          |
                                    |                                          |
                                    |                                          |
                                    |          Dated:__________, 2002          |
                                    |                                          |
                                    --------------------------------------------